Exhibit g.1

INVESTMENT ADVISORY AGREEMENT

AGREEMENT dated as of the 17th of October, 2014 between Forefront Income Trust (the “Fund”), a Delaware statutory trust, and Forefront Capital Advisors, LLC (the “Investment Advisor”), a Delaware limited liability corporation.

WHEREAS, the Fund is engaged in business as a closed-end interval management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Investment Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser; and

WHEREAS, the Fund has agreed to retain the Investment Advisor to render investment advisory services and the Investment Advisor has agreed to furnish such investment advisory services to the Fund in the manner and upon the terms and conditions herein set forth;

NOW THEREFORE, inconsideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. Duties of the Investment Advisor. The Fund hereby retains the Investment Advisor to act as investment adviser to the Fund and, subject to the supervision of the Fund’s Board of Trustees (the “Trustees”), to supervise and manage the investment and reinvestment of the Fund’s assets and to provide a continuous investment program for the Fund which may include economic, financial, statistical and other financial data and advice to the Fund, and in connection therewith, have complete discretion in purchasing and selling securities and other assets of the Fund in a manner consistent with the Fund’s investment objectives and policies. The Investment Advisor shall determine the securities and other assets to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions and shall take such further actions including the placing of purchase and sale orders on behalf of the Fund, voting proxies, and exercising consents and other rights of the Fund pertaining to such securities and other assets and as the Investment Advisor shall deem necessary or appropriate. The Investment Advisor shall also furnish to or place at the disposal of the Fund such of the information, evaluations, research, analyses and opinions formulated or obtained by the Investment Advisor in the discharge of its duties to the Fund. The Investment Advisor shall also manage and oversee the activities and operations of the Fund’s service providers.

2. Expenses of the Investment Advisor. The Investment Advisor shall, at its own expense, maintain such staff and employ or retain such personnel as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. The Investment Advisor shall pay all expenses incurred by it in providing a continuous investment program for the Fund which may include expenses related to providing economic, financial, statistical and other factual data and analysis and advice to the Fund. The Investment Advisor shall bear the cost of rendering the investment advisory and supervisory services to be performed by it under this agreement, and shall, at its own expense and without compensation from the Fund, provide for officers and employees of the Investment Advisor to serve as trustees, officers and agents of the Fund if duly elected and appointed to such positions.

3. Expenses of the Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund, including without limitation, the charges and expenses of any fund administrator; any registrar; any custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities or commodities, and other assets or property; any stock transfer or dividend agent or agents appointed by the Fund; brokers’ commissions chargeable to the Fund in connection with portfolio transactions to which the Fund is a party; all taxes, including securities or commodities issuance and transfer taxes and fees payable by the Fund to federal, state or other governmental agencies; all costs and expenses in connection with the registration and maintenance of registration of the Fund with the Securities and Exchange Commission and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel and the costs and expenses of preparing, printing, including typesetting, and distributing prospectuses for such purposes); all expenses of shareholders’ and Trustees’ meetings and of preparing, printing and mailing proxy statements and reports to shareholders; fees and travel expenses of Trustees or members of any advisory board or committee who are not employees of the Investment Adviser or any corporate affiliate of the Investment Advisor; all expenses incident to the payment of any dividend or distribution program; charges of any outside service used for pricing of the Fund’s shares; charges of any outside service providing compliance and compliance oversight; charges and expenses of legal counsel, including counsel to the Board and those Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund or the Investment Advisor or the Fund’s administrator; charges and expenses of independent accountants; charges and expenses relating to the Fund’s membership dues of industry associations; interest payable on Fund borrowings; insurance premiums on property or personnel (including officers and Trustees) of the Fund which inure to its benefit; extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund’s operation unless otherwise explicitly provided herein. In the event that the Investment Advisor pays or assumes any expenses of the Fund not required to be paid or assumed by the Investment Advisor under this Agreement, the Investment Advisor shall not be obligated hereby to pay or assume the same or any similar expense in the future; provided, that nothing herein contained shall be deemed to relieve the Investment Advisor of any obligation to the Fund under any separate agreement or arrangement between the parties.

4. Compensation. The Fund will not pay the Investment Advisor a fixed or base management fee. For the services to be rendered to the Fund by the Investment Advisor, the Fund shall pay to the Investment Advisor, advisory fee compensation (“Advisory Fee”), determined by applying annually in arrears to the Fund’s total assets, the pre-advisory fee net investment income (“Pre-Advisory Fee Net Investment Income”) compensation formula set forth in Schedule A hereto to the immediately preceding fiscal year of the Fund. Pre-Advisory Fee Net Investment Income shall mean interest income, dividend income and any other income including (i) any fees such as commitment and origination fees received by the Fund; (ii) any structuring, diligence, consulting and any other fees received by the Fund, or by the Investment Advisor and accruing to the Fund, in connection with a Fund investment; and (iii) any income received from investments with a deferred interest feature (such as original interest discount, pay in kind interest and zero coupon securities), less expenses other than the Advisory Fee. Pre-Advisory Fee Net Investment Income does not include any realized or unrealized capital gains. For the purposes of calculating Pre-Advisory Fee Net Investment Income compensation hereunder, neither the liquidation preference of any preferred shares issued by the Fund nor the aggregate amount of any borrowings for investment purposes will be deducted from the Fund’s total assets. The Fund will accrue a projected Advisory Fee amount on a daily basis, based on the Fund’s then-projected annualized Pre-Advisory Fee Net Investment Income and reconciliations will be made monthly with reference to the prior month’s Pre-Advisory Fee Net Investment Income and the Fund’s net asset value and the net asset value of its shares will reflect, on a daily basis, a projected Advisory Fee accrual. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for the part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above and in Schedule A.

5. Transactions and Brokerage. In connection with the purchase and sale of securities for the Fund, neither the Advisor or any of its affiliates will act as a principal agent or receive any commissions except as permitted by the 1940 Act. The Advisor shall arrange for the placement of orders for the purchase and sale of securities for the Fund with brokers and dealers selected by the Advisor. In the selection of such brokers and dealers and the placing of such orders, the Advisor will seek to obtain the best price and most favorable execution under the circumstances, taking into account factors such as price, size of order, type of transaction, difficulty of execution, scope and quality of brokerage services provided. It is understood that, consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, it may be desirable for the Fund that the Advisor have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers if those services had not been provided. It is also understood and acknowledged that the services provided by such brokers or dealers may be useful to the Advisor in connection with its or its affiliates’ services to other clients. The Advisor, therefore, is authorized to place orders for the purchase and sale of securities for the Fund with such brokers and dealers subject to review by the Board of Trustees from time to time with respect to the extent and circumstances of this practice. The Advisor, may, as permitted by applicable law and regulations, aggregate orders for the purchase and sale of securities for the Fund with orders for the same securities to be purchased and sold for other clients of the Advisor. In such event, the Advisor will allocate securities so purchased and sold, as well as expenses incurred in the transaction, in the manner the Advisor reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances. Subject to the requirements of applicable law, including the 1940 Act, and any procedures adopted by the Board of Trustees, the Advisor or affiliates of the Advisor may act as broker in connection with the purchase or sale of securities or other investments for the Fund and the Advisor or its affiliates may receive brokerage commissions, fees or other remuneration from the Fund for these services in addition to the Advisor’s fees for services under this Agreement.

6. Recordkeeping. The Investment Advisor shall maintain separate books and records of all matters pertaining to the Fund’s assets advised by the Investment Advisor as required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, custodian, transfer agent or distributor appointed by the Fund) relating to its responsibilities provided hereunder and shall preserve such records for the periods and in a manner prescribed by Rule 31a-1 under the 1940 Act and further agrees to deliver any such records promptly upon the Fund’s request or upon termination of this Agreement.

7. Limitation of Liability. (a) The Investment Advisor will use its best efforts in the management of the investment activities of the Fund, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Investment Advisor shall not be liable to the Fund or any of its investors for any error of judgment or mistake of law of for any act or omission by the Investment Advisor or for any losses sustained by the Fund or its investors. The Fund shall indemnify, defend and protect the Investment Advisor (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Investment Advisor) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses, (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding arising out of or otherwise based upon the performance of any of the Investment Advisor’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the preceding sentence of this Section 7 to the contrary, nothing contained herein shall be deemed to protect any Indemnified Party against or entitle to be deemed to entitle the Indemnified Parties to indemnification in respect of any liability of the Fund or its shareholders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Investment Advisor’s duties or by reason of the reckless disregard of the Investment Advisor’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act).

(b) Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that as provided in the Fund’s Agreement and Declaration of Trust filed with the Secretary of the state of Delaware, this Agreement is executed by the Trustees and/or officers of the Fund, not individually but as such Trustees and officers of the Fund, and the obligations hereunder are not binding upon any of the Trustees or shareholders individually but bind only the estate of the Fund.

8. Duration and Termination. This Agreement shall become effective on the date hereof and shall remain in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect provided such continuance is approved at least annually by the vote of a holders of a majority, as defined in the 1940 Act, of the outstanding voting securities of the Fund, or by the Trustees of the Fund; provided that in either event, such continuance is also approved annually by a vote of a majority of the Trustees of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Fund, at any time and without payment of any penalty, upon sixty (60) days’ written notice to the Investment Advisor provided that such termination shall be directed or approved by the vote of the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund; and provided that the Investment Advisor may terminate this Agreement without payment of penalty upon sixty (60) days’ written notice to the Fund. This Agreement will immediately terminate in the event of its assignment (to the extent required by the 1940 Act and the rules thereunder).

9. Services Not Exclusive. Nothing contained in this Agreement shall prevent the Investment Adviser or any affiliated person of the Investment Advisor from acting as investment adviser or manager for any other person, firm or corporation (including any other investment company) whether or not the investment objectives or policies of any such person, firm, or corporation (including any other investment company) are similar to those of the Fund, and shall not in any way restrict the Investment Advisor or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Investment Advisor or any such affiliated person may be acting. Nothing in this Agreement shall limit or restrict the right of the Investment Advisor or any of its officers, employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

10. Amendment. This Agreement may only be changed, waived, discharged or terminated by an instrument in writing signed by the parties hereto and in accordance with the 1940 Act, where applicable.

11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within and without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act and any other applicable laws, rules, regulations or orders of the Securities and Exchange Commission. The parties agree that the venue for all such actions or proceedings arising in connection with this Agreement shall be exclusively the proper state court located in the County of Manhattan, New York or the federal district court located in the Southern District of New York.

12. Use of the Name Forefront. The Investment Advisor and its affiliates have consented to the use by the Fund of the name or identifying word “Forefront” in the name of the Fund. Such consent is conditioned upon the employment of the Investment Advisor as the investment adviser to the Fund. The name or identifying word “Forefront” may be used from time to time in other connections and for other purposes by the Investment Advisor and any of its affiliates. The Investment Advisor may require the Fund to cease using “Forefront” in the name of the Fund if the Fund ceases to employ, for any reason, the Investment Advisor, any successor thereto or any affiliate thereof as investment adviser of the Fund.

13. Notices. Any notice under this Agreement to be given by any party hereto to the other party shall be in writing and delivered by (i) registered or certified mail; (ii) United States Postal Service Express Mail; (iii) a nationally recognized overnight courier, or (iv) by hand. Such writing shall be addressed to a party as set forth below or to such other address as a party may designate from time to time in any notice. Any notice given hereunder shall be effective upon receipt.

If to the Fund:

Forefront Income Trust

590 Madison Avenue

New York, NY 10022

Attention: Bradley Reifler

If to the Investment Advisor:

Forefront Capital Advisors, LLC

590 Madison Avenue

New York, NY 10022

Attention: David Wasitowski

14. Entire Agreement. This Agreement, including the Schedule A attached hereto, constitutes the entire agreement between the parties. If any provision of this Agreement shall be found to be void, invalid or unenforceable, the remainder of this Agreement shall not be affected thereby.

15. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date above first written.

FOREFRONT INCOME TRUST

By: /s/ Bradley Reifler

Name: Bradley Reifler

Title: Chief Executive Officer

FOREFRONT CAPITAL ADVISORS, LLC

By: /s/ David Wasitowski

Name: David Wasitowski

Title: Chief Operating Officer

SCHEDULE A

Pre- Advisory Fee Net Investment Income Compensation

The Fund shall pay to the Investment Advisor an advisory fee (“Advisory Fee”) based on Pre-Advisory Fee Net Investment Income. The Advisory Fee will be paid annually in arrears for the Fund’s previous fiscal year in the first quarter following the close of such fiscal year. The Advisory Fee shall be calculated as follows:

•	No Advisory Fee shall be paid to the Investment Advisor with respect to a fiscal year in which the Pre-Advisory Fee Net Investment Income does not exceed the hurdle rate of 8.00%; and

•	In any fiscal year in which Pre-Advisory Fee Net Investment Income exceeds a hurdle rate of 8.00% but does not exceed an 18.00% return, an 80% share of the amount of Pre-Advisory Fee Net Investment Income that exceeds 8.00% shall be payable to the Investment Advisor and the remaining 20% share of Pre-Advisory Fee Net Investment Income that exceeds 8.00% shall be payable to the Fund’s shareholders; and

•	In any fiscal year in which Pre-Advisory Fee Net Investment Income exceeds a hurdle rate of 8.00% and also exceeds an 18.00% return, in addition to the Advisory Fee amount payable as described above, a 20% share of the amount of the Pre-Advisory Fee Net Investment Income that exceeds 18.00% shall be payable to the Investment Advisor and the remaining 80% of the amount of the Pre-Advisory Fee Net Investment Income that exceeds 18.00% shall be payable to the Fund’s shareholders.

The Fund will accrue a projected Advisory Fee amount payable on a daily basis, based on the Fund’s then-projected annualized Pre-Advisory Fee Net Investment Income and reconciliations will be made monthly with reference to the prior month’s Pre-Advisory Fee Net Investment Income and the Fund’s net asset value and the net asset value of the Fund’s shares will reflect, on a daily basis, a projected Advisory Fee accrual, notwithstanding that the actual amount of the Advisory Fee will be determined after the close of the Fund’s then-current fiscal year.

To the extent that the Fund invests in pay in kind or “PIK” securities that make in-kind interest payments, the Fund’s investment income and as a result the Fee payable to the Investment Advisor, will increase at a compounding rate. To the extent the Fund invests in PIK securities, original issue discount or “OID securities and zero coupon securities, the Investment Advisor’s Fee will be paid on non-cash accruals that ultimately may not be realized through cash payments. If those cash payments are ultimately not received, the Investment Advisor shall be under no obligation to reimburse the Fund for those portions of its Fee that were based on the non-cash accruals that never resulted in the receipt of cash.

Examples of the Advisory Fee Calculation (amounts expressed as a percentage of net asset value)

Alternative 1

Assumptions:

Investment income (including interest, dividends, fees, etc.) = 6.75%

Total annual expenses (excluding Advisory Fee) (1) = 1.75%

Hurdle = 8.00%

Calculation:

Pre-Advisory Fee Net Investment Income (investment income – total annual expenses) = 5.00%

Pre-Advisory Fee Net Investment Income does not exceed the Hurdle, so there is no Advisory Fee.

Alternative 2

Assumptions:

Investment income (including interest, dividends, fees, etc.) = 11.75%

Total annual expenses (excluding Advisory Fee) (1) = 1.75%

Hurdle = 8.00%

Calculation:

Pre-Advisory Fee Net Investment Income (investment income – total annual expenses) = 10.00%

Total distributions to investors = 8.00% + (20% x (10.00% – 8.00%)) = 8.40%

Advisory Fee = 80% × Pre-Advisory Fee Net Investment Income in excess of Hurdle =

80% × (10.00% – 8.00%) = 1.60%

Alternative 3

Assumptions:

Investment income (including interest, dividends, fees, etc.) = 15.75%

Total annual expenses (excluding Advisory Fee) (1) = 1.75%

Hurdle = 8.00%

Calculation:

Pre-Advisory Fee Net Investment Income (investment income – total annual expenses) = 14.00%

Total distributions to investors = 8.00% + (20% x (14.00% – 8.00%)) = 9.20%

Advisory fee = 80% × Pre-Advisory Fee Net Investment Income in excess of Hurdle =

80% × (14.00% – 8.00%) = 4.80%

Alternative 4

Assumptions:

Investment income (including interest, dividends, fees, etc.) = 20.75%

Total annual expenses (excluding Advisory Fee) = 1.75%

Hurdle = 8.00%

Calculation:

Pre-Advisory Fee Net Investment Income (investment income – total annual expenses) = 19.00%

Total distributions to investors = 8.00% + (20% x (18.00% – 8.00%)) + (80% x (19.00% – 18.00%)) = 10.80%

Advisory fee = (80% × Pre-Advisory Fee Net Investment Income in excess of Hurdle and up to and including 18.00%) + (20% × (Pre-Advisory Fee Net Investment Income in excess of 18.00%) =

(80% × (18.00% – 8.00%)) + (20% x (19.00% – 18.00%)) = 8.20%